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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)





             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               COGNEX CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    192422103
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)

               [ ] Rule 13d-1(c)

               [X] Rule 13d-l(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  192422103                   13G                     PAGE 2 OF 6 PAGES
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1.      NAMES OF REPORTING PERSONS                 Robert J. Shillman
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        USA

--------------------------------------------------------------------------------
  NUMBER OF SHARES     5.   SOLE VOTING POWER
 BENEFICIALLY OWNED         3,900,056 (1)
  BY EACH REPORTING    ---------------------------------------------------------
     PERSON WITH       6.   SHARED VOTING POWER
                            0
                       ---------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER
                            3,900,056 (1)
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,900,056
         (1)

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.3%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2
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CUSIP NO.  192422103                   13G                     PAGE 3 OF 6 PAGES



ITEM 1(A).  NAME OF ISSUER:

            COGNEX CORPORATION

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            One Vision Drive, Natick, MA 01760

ITEM 2(A).  NAME OF PERSON FILING:

            Robert J. Shillman

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Cognex Corporation, One Vision Drive, Natick, MA 01760

ITEM 2(C).  CITIZENSHIP:

            USA

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E).  CUSIP NUMBER:

            192422103

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]    Broker or dealer registered under Section 15 of the
                        Exchange Act;

            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)  [ ]    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

            (d)  [ ]    Investment company registered under Section 8 of the
                        Investment Company Act;

            (e)  [ ]    An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

            (f)  [ ]    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

                                       3
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CUSIP NO.  192422103                   13G                     PAGE 4 OF 6 PAGES


            (g)  [ ]    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

            (h)  [ ]    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)  [ ]    A church plan that is excluded from the definition
                        of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [ ]    Group, in accordance with Rule 13d-1(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             (a)   Amount beneficially owned:

                   3,900,056 (1)

             (b)   Percent of class:

                   8.3%      (2)

             (c)   Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the
                         vote                                                   3,900,056 (1)

                   (ii)  Shared power to vote or to direct the
                         vote                                                           0

                   (iii) Sole power to dispose or to direct the disposition
                         of                                                     3,900,056 (1)

                   (iv)  Shared power to dispose or to direct the disposition
                         of                                                             0


(1) Aggregate amount of beneficial ownership includes (i) 3,900,056 shares held by Mr. Shillman, (ii) options exercisable as of December 31, 2005 or exercisable within sixty days of December 31, 2005 to purchase 357,850 shares. Also includes 700 shares owned by Mr. Shillman's spouse and 7,000 shares owned by Mr. Shillman's children which Mr. Shillman may be deemed to beneficially own, but as to which he disclaims beneficial ownership.

(2) Based on 47,170,978 shares of common stock outstanding as of December 31, 2005, and 357,850 shares subject to options exercisable as of December 31, 2005 or exercisable within 60 days of December 31, 2005.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                       4
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CUSIP NO.  192422103                   13G                     PAGE 5 OF 6 PAGES


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATIONS.

           Not applicable


                                       5
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                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 14, 2006
                                             -----------------------------------
                                             (Date)



                                             /s/ Robert J. Shillman
                                             -----------------------------------
                                             (Signature)



                                             Robert J. Shillman
                                             -----------------------------
                                             (Name/Title)